UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

SEMPRA
(Exact name of the registrant as specified in its charter)

California	1-14201	33-0732627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

488 8th Avenue, San Diego, California	92101
(Address of principal executive offices)	(Zip Code)

Peter R. Wall (619) 696-2000
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:
☐	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, ____.
☒	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2023.

SECTION 2 – RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01 Resource Extraction Issuer Disclosure and Report
This Specialized Disclosure Report on Form SD (this “Form SD”) is furnished pursuant to Rule 13q-1 under the Securities and Exchange Act of 1934, as amended, for the fiscal year ended December 31, 2023. This Form SD is submitted by Sempra and on behalf of Sempra’s subsidiary, Southern California Gas Company.

Disclosure of Payments by Resource Extraction Issuers

The Resource Extraction Payment Report required by Item 2.01 of Form SD is submitted as Exhibit 99.1 to this Form SD.

SECTION 3 – EXHIBITS
Item 3.01 Exhibits
The following exhibit is submitted as part of this report.

Exhibit Number	Exhibit Description
2.01	Interactive Data File (Resource Extraction Payment Report for the year ended December 31, 2023 filed in XBRL)
99.1	Resource Extraction Payment Report of Sempra for the fiscal year ended December 31, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMPRA,
(Registrant)

Date: September 24, 2024	By: /s/ Peter R. Wall
Peter R. Wall Senior Vice President, Controller and Chief Accounting Officer